EXHIBIT 10.4

EOG Resources, Inc. Amended and Restated Executive Officer Annual Bonus Plan

    I. Purpose of the Plan.  The Amended and Restated Executive Officer Annual Bonus Plan (the "Plan") of EOG Resources, Inc. (the "Company") is designed to enhance the Company's ability to attract and retain highly qualified executives and provide additional financial incentives to such executives to promote the success of the Company.

    II. Eligibility.  Eligibility under this Plan for a calendar year is limited to those employees of the Company who are "covered employees" for such calendar year as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), or such employees of the Company who the Committee (as defined in Article III), in its sole discretion, determines may be "covered employees" as of the close of such calendar year.

    III. Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors comprised solely of two or more outside directors (the "Committee") and shall operate on the basis of the calendar year. The Committee is authorized to interpret the Plan and from time to time may adopt such rules, regulations, definitions and forms consistent with the provisions of the Plan as it may deem advisable to carry out the Plan.

    IV. Performance Goal.  Bonuses paid under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m). The performance goal for a calendar year necessary for the payment of bonuses under the Plan for the calendar year will be the achievement of positive adjusted non-GAAP net income available to common stockholders, as reported in the Company's year-end earnings release. Bonuses for a calendar year under the Plan shall be paid solely on account of the attainment of the performance goal for the year, provided that, at the sole discretion of the Committee, all or a portion of a bonus to a Participant for a calendar year may be payable under the Plan upon the death or disability of the Participant or the change of ownership or control of the Company (each as determined for purposes of Section 162(m)) even though the performance goal for such calendar is not or may not be attained for the calendar year of such death, disability or change of ownership or control. The Committee will certify in writing prior to payment of any bonuses under the Plan that the performance goal was met.

    V. Maximum Individual Bonus.  In no event shall a bonus paid pursuant to the Plan to any Participant for any calendar year be in excess of three million dollars ($3,000,000). The Committee may decrease the bonus payable to any Participant below the maximum amount based on such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion.

    VI. Form of Payment.  Bonuses awarded pursuant to the Plan to any Participant shall be paid in cash or at the discretion of the Committee, in lieu of such cash payments, in the form of performance stock or performance units awarded under the terms of the Company's 2008 Omnibus Equity Compensation Plan, or a successor plan. In addition, the Committee may permit Participants to defer the receipt of the payment of a Bonus awarded pursuant to the Plan under the Company's 409A Deferral Plan (or a similar plan sponsored by the Company, if any) in accordance with the terms of such plan.

    VII. Unfunded Nature of Plan.  The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No participant shall have any security or other interest in any assets of the Company.

    VIII. Prohibition Against Assignment or Encumbrance.  No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant nor any person claiming under a Participant shall have the power to sell, transfer, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan. Plan Not an Employment Contract. Nothing in the adoption or implementation of the Plan shall confer on any Participant any right to continued employment by the Company or affect in any way the right of the Company to terminate a Participant's employment.

    IX. Severability.  In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

    X. Withholding of Taxes.  The Company shall have the right to deduct from any payment made under the Plan any foreign, federal, state or local taxes required by law to be withheld with respect to such payments.

    XI. Applicable Law.  The Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent such laws are preempted by an applicable federal law.

    XII. Rights of Company.  Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

    XIII. Effective Date.  Upon approval by the stockholders of the Company at the 2010 Annual Meeting of Stockholders, the amendment and restatement of the Plan shall be considered effective as of January 1, 2010.

    XIV. Amendment and Termination of the Plan.  The Committee may modify or terminate the Plan at any time without prior notice to or consent of Participants or the stockholders of the Company; provided that, without the approval of the stockholders of the Company, no such amendment shall be made that would change the class of Employees eligible to receive awards under the Plan, increase the maximum individual bonus allowed under the Plan, change the stated performance goal, or modify any other material terms of the Plan.